January 7, 2020

Dear Bill:
This letter follows our recent discussions about your employment as president and chief executive officer of AMAG Pharmaceuticals, Inc. (together with its subsidiaries and affiliates, “AMAG” or the “Company”).
After discussions with your fellow directors, including the chairman of the Board, you and the rest of the Board have agreed that your employment with AMAG will end after an active transition period. For purposes of this letter, the time period between the date of this letter and the Termination Date (as defined below) will be the “Transition Period.” During the Transition Period, the Board will be conducting a search for your successor and you will continue in your role as a director and as the President and Chief Executive Officer of AMAG.
During the Transition Period you will continue to receive your current base salary, participate in AMAG’s benefit plans, and vest in all equity awards in accordance with the terms thereof (including that performance-based restricted stock unit award scheduled to vest on February 22, 2020 (the “2017 PSU Award”), which shall vest based on actual performance), and you will remain eligible to receive a bonus for the 2019 fiscal year (the “2019 Bonus”). Appendix A hereto lists your equity awards that are subject to further vesting.
It is currently anticipated that the last day of your employment and service on the Board will be the earlier of (x) June 30, 2020, and (y) the date your successor is appointed, provided either you or the Board may elect to end your employment and service on an earlier date. In any event, the last day of your employment shall be the “Termination Date” for purposes of this letter, and such termination shall be deemed a termination without Cause for purposes of your employment agreement with AMAG, dated February 7, 2014 and amended on November 29, 2017 and January 1, 2018 (the “Employment Agreement”).
Accordingly, you will be entitled to the earned but unpaid amounts set forth in Section 5(a) of your Employment Agreement and, assuming you satisfy the conditions in Section 5(b) of the Employment Agreement (the “Severance Conditions”), you will be entitled to (i) the severance pay and benefits set forth in such Section 5(b), (ii) if not previously paid, the 2019 Bonus you would have received had your employment not ended prior to the date on which bonuses for the 2019 fiscal year are paid to AMAG employees (to be paid to you on such date), (iii) a pro-rated bonus for the 2020 fiscal year (to be paid in 2021 at such time as 2020 bonuses are distributed to AMAG employees), based on the number of days you were employed during 2020, a target bonus of 85% of your current base salary, and AMAG’s performance versus goals in 2020, and (iv) provided you are eligible for and elect to continue receiving group health insurance pursuant to COBRA, 12 months of continued payments by the Company for the share of the premiums for such coverage that the Company currently pays on your behalf. Further, notwithstanding anything to the contrary in any of your award agreements, you shall be entitled to exercise your vested and outstanding stock options (including those in which you have vested pursuant to Section 5(b) of the Employment Agreement)

for a period of 180 days following the later of (x) your Termination Date, and (y) the Early Termination Date (as defined below); provided, however, that in no event may any stock option award be exercised beyond the original maximum term of such award.
If the Board elects to end your employment such that the Termination Date is prior to March 16, 2020 (the “Early Termination Date”), and provided you satisfy each of the Severance Conditions, in addition to the foregoing amounts and benefits, the Company will (a) pay to you a lump sum payment equal to the base salary you would have received between your Termination Date and the Early Termination Date had you remained employed by the Company through the Early Termination Date, and (b) deem you to have vested in (and accelerate the vesting of) all equity awards that would have vested between your Termination Date and the Early Termination Date had you remained employed by the Company through the Early Termination Date (including, if then unvested, the 2017 PSU Award, which shall vest based on actual performance). In addition, in such event the Early Termination Date shall, for purposes of Section 5(b) of the Employment Agreement, be the date of termination of your employment for purposes of calculating the 24 months of vesting of all time-based stock options and other time-based equity awards you hold.
This letter shall serve as written notice under Section 4(d) of the Employment Agreement, and no further notice under such section shall be required. The Company agrees to reimburse you up to $15,000 in legal fees in connection with the matters addressed in this letter, including, for the avoidance of doubt, the negotiation of this letter agreement.
The Board sincerely thanks you for your contributions over the years and looks forward to a collaborative and productive transition period, followed by an amicable departure.

Very truly yours,

/s/ James Sulat
James Sulat

Accepted and acknowledged,

/s/ William K. Heiden
William K. Heiden

Appendix A

Grant Date	Type	Exercise Price	Original Grant
2/25/2019	Option	$15.51	70,000
3/2/2018	Option	$21.00	100,000
2/23/2017	Option	$23.75	65,000
3/1/2016	Option	$25.18	85,000

* Options vest over 4 years; 25% upon the 1st anniversary of the date of grant and quarterly thereafter. Option awards are subject to vest for 24 months following the date of termination for a termination without Cause, accelerated upon the release becoming non-revocable.

RSUs
Grant Date	Type		Original Grant
2/25/2019	RSU		31,000
3/2/2018	RSU		45,500
2/23/2017	RSU		30,000

* RSUs vest over 3 years, in three equal annual installments following the grant date. RSU awards are subject to vest for 24 months following the date of termination for a termination without Cause, accelerated upon the release becoming non-revocable.

PSUs
Grant Date	Type		Original Grant
2/23/2017	PSU		55,000

* PSUs vest as of the day immediately prior to the 3rd anniversary of the Grant Date. The amount above reflects the target award, although the award may be earned between 50-150%, depending upon the Company’s TSR relative to its peer group (and subject to a minimum performance threshold, below which no portion of the award would be earned). PSU awards are not subject to further vesting following the date of termination for a termination without Cause and therefore the PSU awards granted in 2018 and 2019 have been excluded from this schedule as such awards will not be subject to any vesting.